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                                                                   EXHIBIT 10.27

                              CONSULTING AGREEMENT

                  This CONSULTING AGREEMENT (this "AGREEMENT") is made and entered into as of November ___, 2003 by and between Comprehensive Health Management, Inc., a Florida corporation (the "COMPANY"), and Ruben Jose King-Shaw, Jr., an individual (the "CONSULTANT"). The Consultant and the Company may sometimes hereinafter be referred to individually as a "PARTY" or jointly as the "PARTIES."

         In consideration of the covenants, promises, representations and warranties set forth herein, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by the parties), intending to be legally bound hereby, the parties agree as follows:

         1. Scope of Services. The Consultant shall render consulting services (the "SERVICES") to the Company and/or any of its affiliates (collectively, the "COMPANY GROUP") during the term of this Agreement, as set forth on Exhibit A attached hereto. The Consultant shall report directly to, and shall provide the Services in accordance with any reasonable instructions given to the Consultant by, the Chief Executive Officer or his designee. The Consultant shall be available during the term of this Agreement to provide the Services for at least two full days per week (which days shall be days on which the Company is open for business, unless otherwise agreed by the Company). The Consultant shall also be available to travel to the Company's Tampa, Florida location twice per month, on average, and to such other locations (including, without limitation, Tallahassee, Florida, New York, Connecticut, Louisiana, Washington, D.C. and such other locations as the Company Group may operate in the future) as the Company may request from time to time.

         2.       Compensation.

                  (a) Consulting Fee; Expenses. The Consultant shall be paid a fee of $1,250 per full day for time spent (including travel time) performing the Services under this Agreement. In the case of any day during which the Consultant spends less than eight hours performing Services, the fee for such day shall be calculated based on the number of hours spent performing the Services on such day, at the rate of $156.25 per hour, in which case travel time shall be excluded in determining the number of hours of Services performed hereunder. The Company shall also reimburse the Consultant for reasonable long distance travel (transportation, lodging and meals) and telephone expenses the Consultant is required to incur in providing the Services, in accordance with the Company's expense reimbursement policies in effect from time to time. Without limiting the generality of the preceding sentence, all long-distance travel and lodging will be coach class or equivalent and must be authorized in writing by the Company in advance. The foregoing fees and expense reimbursements are the Consultant's sole compensation for rendering Services to the Company. Consultant shall provide the Company with monthly invoices detailing the consulting hours, fees and expense reimbursements which the Consultant believes are due under this Agreement, and shall itemize and provide receipts for expenses upon request. The Company shall pay approved invoices within 45 days of receipt.

                  (b) Performance Bonus. At the discretion of the Company's Chief Executive Officer, the Consultant shall be eligible to be considered for one or more discretionary

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performance bonuses during the term of this Agreement, based upon the
Consultant's success in satisfying the responsibilities and performance expectations contemplated by this Agreement, as determined by the Chief Executive Officer. In no event, however, shall the total amount of the potential bonuses (if any) paid hereunder exceed the aggregate consulting fees paid or payable by the Company pursuant to Section 2(a) of this Agreement during the term of this Agreement.

                  (c) Equity Distribution. Subject to board approval, the Consultant will be granted options to purchase up to 10,000 Class A Common Units of WellCare Holdings, LLC ("HOLDINGS"), the parent entity of the Company. This grant will vest in 36 equal monthly installments during the term of this Agreement, provided that (i) any then-unvested portion of the option would accelerate in full upon (A) the termination of this Agreement by the Company, other than as a result of a breach of this Agreement by the Consultant or (B) the delivery by the Company of a Notice of Non-Renewal (as defined below), and
(ii) all vesting of the option would immediately cease upon the termination of this Agreement for any other reason. Such grant will be subject to the terms and conditions of Holdings' standard form of Time Vesting Option Agreement.

         3. Term. This Agreement shall commence on the date hereof and continue in effect for a period of one year (the " INITIAL CONSULTING PERIOD"), unless the term is extended in accordance with the following sentence of this
Section 3 or this Agreement is terminated earlier in accordance with Section 9 hereof. The term of this Agreement shall be automatically extended for successive one-year periods following the Initial Consulting Period, unless either party notifies the other in writing, not less than ten business days prior to the end of the Initial Consulting Period or the then-current annual renewal period, as applicable, of its intent to not extend the term beyond the then-current period (a "NOTICE OF NON-RENEWAL").

         4.       Confidential Information.

                  (a) The Consultant acknowledges that, by reason of the Consultant's performance of the Services, the Consultant will have access to confidential information of the Company Group and its vendors, providers and other third parties, including, without limitation, information and knowledge pertaining to products, services, benefits, policies, inventions, discoveries, improvements, innovations, designs, ideas, trade secrets, proprietary information, advertising, marketing, distribution and sales methods, sales and profit figures, software programs and subroutines, source and object code, databases, member, subscriber and provider lists, identifying information regarding members and subscribers, and relationships and agreements between the Company Group and providers, regulators, sales representatives, members, subscribers, suppliers and others who have business dealings with them (collectively, "CONFIDENTIAL INFORMATION"). The Consultant acknowledges that such Confidential Information is a valuable and unique asset of the Company Group and/or its vendors, providers and other third parties, and covenants that, both during and after the term of this Agreement, the Consultant will not disclose any Confidential Information to any third party without the prior written authorization of the Company. The obligation of confidentiality imposed by this Section 4 shall not apply to Confidential Information that otherwise becomes generally known to the public through no act of the Consultant in breach of this Agreement or any other party in violation of an existing confidentiality agreement with the Company or which is required to be disclosed by court order or applicable law.

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                  (b)      All records, designs, business plans, financial
statements, member, subscriber and provider lists, manuals, memoranda, lists, research and development plans, Intellectual Property (as defined below) and other property delivered to or compiled by the Consultant by or on behalf of any member of the Company Group or their respective providers, members or subscribers that pertain to the business of any member of the Company Group shall be and remain the property of the Company Group and be subject at all times to its discretion and control. For purposes of this Agreement, "INTELLECTUAL PROPERTY" shall mean patents, copyrights, trademarks, trade dress, trade secrets, other such rights, and any applications.

                  (c) The Consultant expressly acknowledges and agrees that the covenants set forth in subsections (a) and (b) of this Section 4 are reasonable and necessary to protect the Company Group and its legitimate business interests, and to prevent the unauthorized dissemination of Confidential Information to competitors of the Company Group. The Consultant further acknowledges and agrees that the Company Group will be irreparably harmed and that damages alone cannot adequately compensate the Company Group if there is a violation of subsections (a) or (b) of this Section 4 by the Consultant, and that injunctive relief against the Consultant is essential for the protection of the Company Group. The Consultant therefore agrees that, in addition to any other rights or remedies that the Company may have at law or in equity, the Company shall be entitled as a matter of right to temporary and permanent injunctive relief in any court of competent jurisdiction.

         5.       Agreement to Comply with HIPAA Privacy Regulations.

                  (a) For purposes of this Section 5, the following terms shall have the meanings ascribed below:

                           (i)      "HIPAA" means the United States Health
Insurance Portability and Accountability Act of 1996.

                           (ii)     "HIPAA PRIVACY RULE" means the Standards for
Privacy of Individually Identifiable Health Information at 45 C.F.R. part 160 and part 164, subparts A and E.

                           (iii)    "PROTECTED HEALTH INFORMATION" means
individually identifiable health information including, without limitation, all information, data, documentation, materials, demographic, medical and financial information, that relates to the past, present, or future physical or mental health or condition of an individual; the provision of health care to an individual; or the past, present, or future payment for the provision of health care to an individual; and that identifies the individual or with respect to which there is a reasonable basis to believe the information can be used to identify the individual. All Protected Health Information that is made available in any form, including but not limited to, paper record, oral communication, audio recording, and/or electronic display by the Company Group to the Consultant or is created or received by the Consultant on the Company Group's behalf shall be subject to this Agreement.

                  (b) Without in any way limiting the generality of Section 4 hereof, the Consultant hereby agrees:

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                           (i)      To use or disclose any Protected Health
Information solely: (A) for meeting the Consultant's obligations to perform the Services or as set forth in any other written agreements between the parties,
(B) as required by applicable law, rule or regulation, or by accrediting or credentialing organization to whom the Company Group is required to disclose such information, or as otherwise provided for under any other written agreements between the parties (consistent with this Agreement and the HIPAA Privacy Rule), or the HIPAA Privacy Rule, and (C) as would be permitted by the HIPAA Privacy Rule if such use or disclosure were made by the Company Group. If the Consultant is unclear about whether a certain use of Protected Health Information would be inconsistent with HIPAA, the Consultant will notify the Company's privacy officer and the privacy officer's determination shall be binding.

                           (ii)     That upon the termination of this Agreement
or upon the request of the Company at any time, the Consultant will return or destroy all Protected Health Information received from or created or received by the Consultant on behalf of the WellCare Group that the Consultant still maintains in any form and retain no copies of such information. If such return or destruction is not feasible, the Consultant will extend the protections of this Agreement to the information and limit further uses and disclosures to those purposes that make the return or destruction of the information not feasible.

                           (iii)    To ensure that the Consultant's agents,
including any subcontractor(s), to whom the Consultant provides Protected Health Information agree to the same restrictions and conditions that apply to the Consultant with respect to such information.

                  (c) Notwithstanding the prohibitions set forth in this Agreement, the Consultant may use and disclose Protected Health Information as follows:

                           (i)      If necessary, for the proper management and
administration of the Consultant or to carry out the legal responsibilities of the Consultant, provided that as to any such disclosure (A) the disclosure is required by law, or (B) the Consultant obtains reasonable assurances from the person to whom the information is disclosed that it will be held confidentially and used or further disclosed only as required by law or for the purpose for which it was disclosed to the person, and the person notifies the Consultant of any instances of which it is aware in which the confidentiality of the information has been breached.

                           (ii)     For data aggregation services, if to be
provided by the Consultant for the health care operations of the Company Group pursuant to this Agreement. For purposes of this Agreement, "DATA AGGREGATION SERVICES" means the combining of Protected Health Information by the Consultant with the Protected Health Information received by the Consultant in the Consultant's capacity as a business associate of another member of the WellCare Group, to permit data analyses that relate to the health care operations of the respective covered entities within the WellCare Group.

                  (d) The Consultant will implement appropriate safeguards to prevent use or disclosure of Protected Health Information. The Consultant shall report to the Company any use or disclosure of Protected Health Information which is not compliant with the HIPAA Privacy Rule. The Consultant agrees to mitigate, to the extent practicable, any harmful effect of a non-compliant use or disclosure of Protected Health Information by the Consultant, the Consultant's

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agents or sub-contractors.

                  (e) The Consultant agrees that upon request from the Company or an individual regarding his/her Protected Health Information, the Company will make said Protected Health Information available to the Company and/or the individual for review and amendment according to the HIPAA Privacy Rules.

                  (f) The Consultant agrees to adhere to HIPAA's auditing and reporting requirements regarding the improper use or disclosure of Protected Health Information and to require agents or subcontractors who receive Protected Health Information to comply with the HIPAA Privacy Rule. The Secretary of Health and Human Services shall have the right to audit the Consultant's records and practices related to use and disclosure of Protected Health Information to ensure the WellCare Group's compliance with the terms of the HIPAA Privacy Rule.

         6. Return of Property. Upon the termination of this Agreement for any reason whatsoever, the Consultant agrees to end all further use and utilization of, and to immediately return to the Company, in good condition, all property of the Company Group including, without limitation, any property or equipment furnished by the Company or created or prepared by the Consultant, either alone or jointly with others, pursuant to the provisions or requirements of this Agreement. Without limiting the generality of the foregoing, all correspondence, reports, records, charts, advertising materials and other similar data pertaining to the business, activities, research and development, Intellectual Property or future plans of the Company Group that are collected by the Consultant, including any and all copies or reproductions thereof, as well as any computer equipment, passwords and access cards provided to the Consultant by the Company, shall be delivered promptly to the Company without request by it upon termination of this Agreement. In the event that any such items are not so returned, the Company will have the right to (a) charge the Consultant for all reasonable damages, costs, attorneys' fees and other expenses incurred in searching for, taking, removing and/or recovering such property, and (b) offset any such expenses against any amounts otherwise payable by the Company to the Consultant under this Agreement or otherwise.

         7.       Rights to Developments.

                  (a) Disclosure. The Consultant will promptly disclose in writing to the President of the Company, or to any persons designated by the Company, all "DEVELOPMENTS" (which term includes, without limitation, works of authorship, discoveries, improvements, inventions, designs, graphics, source, HTML and other code, trade secrets, technology, algorithms, computer programs, audio, video or other files or other content, ideas, processes, techniques, know-how and data, whether or not patentable), made, conceived, reduced to practice or developed by the Consultant, either alone or jointly with others, during the term of this Agreement or within six (6) months of the termination of this Agreement that relate to the Services or any Confidential Information of the Company Group.

                  (b) Assignment of Developments. The Consultant agrees that all Developments which the Consultant makes, conceives, reduces to practice or develops (in whole or in part, either alone or jointly with others) during the term of this Agreement or within six (6)

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months of the termination of this Agreement that relate to the Services or any
Confidential Information of the Company Group shall be the sole property of the Company. The Consultant agrees to assign and hereby assigns to the Company all title, patents, patent rights, copyrights, trade secret rights, sui generis database rights and other intellectual or industrial property rights of any sort anywhere in the world (collectively, "RIGHTS") to all such Developments. The Company shall be the sole owner of all Rights in connection such Developments. Without limiting the generality of the foregoing, the Consultant acknowledges and agrees that all such Developments shall be deemed to be "works made for hire" within the meaning of the United States Copyright Act, and the copyright and all other Rights to such Developments shall be owned solely, completely and exclusively by the Company.

                  (c) Assistance by Consultant. The Consultant agrees to perform, during and after the term of this Agreement, all acts deemed necessary or desirable by the Company to permit and assist it in evidencing, perfecting, obtaining, maintaining, defending and enforcing Rights and/or the Consultant's assignment with respect to such Developments in any and all countries. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings. The Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Consultant's agents and attorneys-in-fact to act for and on behalf and instead of the Consultant, to execute and file any documents and to do all other lawfully permitted acts to further the above purposes with the same legal force and effect as if executed by the Consultant.

                  (d) Moral Rights. Any assignment of copyright hereunder includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as "moral rights" (collectively, "MORAL RIGHTS"). To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, the Consultant hereby waives such Moral Rights and consents to any action of the Company that would violate such Moral Rights in the absence of such consent. The Consultant will confirm any such waivers and consents from time to time as requested by the Company.

                  (e) Originality of Developments. The Consultant represents that any and all Developments that the Consultant will create under this Agreement will be original and shall not defame the Company Group, its employees, officers, directors, contractors or agents or any third party or constitute a violation of the rights of privacy of the Company Group's employees or any third party.

                  (f) License. If any Rights or Developments assigned hereunder or any deliverables or results of the Consultant's work under this Agreement (collectively, "RESULTS") are based on, or incorporate, or are improvements or derivatives of, or cannot be reasonably made, used, reproduced and distributed without using or violating technology or Rights owned or licensed by the Consultant and not assigned hereunder, the Consultant hereby grants the Company a perpetual, worldwide royalty-free, non-exclusive sublicensable right and license to exploit and exercise all such technology and Rights in support of the Company's exercise or exploitation of any Results or assigned Rights or Developments (including any modifications, improvements and derivatives thereof).

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         8.       Exclusivity; Non-Solicitation.

                  (a) Exclusivity. During the term of this Agreement, the Consultant will not, directly or indirectly, alone or as partner, officer, director, employee, consultant, agent, independent contractor or stockholder (other than as provided below) of any company or business, engage in any Proscribed Business (as defined below) within the United States of America. For purposes of the foregoing, the term "PROSCRIBED BUSINESS" means any business (i) related to the provision of health insurance, health maintenance organization services and/or administrative and management services for health maintenance organizations, or (ii) which otherwise competes with any product or service of any member of the Company Group. Notwithstanding the foregoing, the Consultant shall not be prohibited during the term of this Agreement from acting as a passive investor where he owns not more than two percent of the issued and outstanding capital stock of any publicly-held company.

                  (b) Non-Solicitation. The Consultant will not, during the term of this Agreement or for one (1) year thereafter, directly or indirectly,
(a) recruit, hire or solicit any person who at the time of such recruitment, hiring or solicitation is, or during the six (6) month period prior to such recruitment, hiring or solicitation was, an employee of or consultant to any member of the Company Group, to perform work or services for any person or entity other than any member of the Company Group, or (b) request or advise any provider, member or agent of the Company Group to withdraw, curtail, alter, modify or cancel its business dealings with the Company Group.

         9. Early Termination. Notwithstanding anything to the contrary contained in this Agreement, the Company may terminate this Agreement immediately for any reason or for no reason and, in such event, the Consultant shall immediately stop performing all Services (unless otherwise directed by the Company in writing), and the Company shall have no further obligation or liability to the Consultant other than to make any payments of fees and expense reimbursements required pursuant to Section 2 hereof on account of Services performed prior to such termination.

         10.      Compliance with Applicable Laws.

                  (a) The Consultant warrants that the Services performed under this Agreement shall comply with all applicable federal, state and local laws and regulations.

                  (b) The Consultant's performance under this Agreement shall be conducted with due diligence and in full compliance with the highest professional standards in the industry. The Consultant shall comply with all applicable laws, rules and regulations in the course of performing the Services.

         11. Independent Contractor. Nothing herein contained shall be deemed to create an agency, joint venture, partnership or franchise relationship between the parties. The Consultant acknowledges that the Consultant is an independent contractor, and not an agent or employee of the Company and is not entitled to any Company employment rights or benefits and is not authorized to act on behalf of the Company. The Consultant further acknowledges and agrees that the Consultant waives any and all rights the Consultant has, or may have, against the

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Company under the Employee Retirement Income Security Act of 1974. The
Consultant shall be solely responsible for any and all tax obligations of the Consultant arising from or relating to this Agreement, including but not limited to, all city, state and federal income taxes, social security withholding tax and other self employment tax incurred by the Consultant, and shall indemnify and hold harmless the Company against any liabilities, costs and expenses suffered or incurred by the Company as a result of any determination by the Internal Revenue Service or any other Taxing Authority that the Consultant is not an independent contractor of the Company.

         12.      General.

                  (a) Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt, or by facsimile transmission against facsimile confirmation, or mailed by internationally recognized overnight courier prepaid, to the parties at the following addresses or facsimile numbers:

                  If to the Company to:

                              Comprehensive Health Management, Inc.
                              6800 North Dale Mabry Highway
                              Suite 268
                              Tampa, FL 33614
                              Attn: Todd S. Farha
                              Facsimile No.: (813) 290-6306

                  If to the Consultant to:

                              Ruben Jose King-Shaw, Jr.
                              135 Nathan Lane
                              Carlisle, MA 01741

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section 12(a), be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided for in this Section 12(a), be deemed given upon facsimile confirmation, and (iii) if delivered by overnight courier to the address as provided in this Section 12(a), be deemed given on the earlier of the first business day following the date sent by such overnight courier or upon receipt. Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

                  (b) Entire Agreement; Modification. This Agreement constitutes the entire agreement among the parties with respect to the Services and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement may be amended or modified only by an instrument in writing duly executed by the parties to this Agreement.

                  (c) Waiver. Any term or condition of this Agreement may be waived at any

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time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.

                  (d) No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned (by operation of law or otherwise) by any party without the prior written consent of the other party and any attempt to do so will be void; provided, however, that the Company may, upon notice to the Consultant but without being obligated to obtain the Consultant's consent, assign this Agreement or any of its rights, interests or obligations hereunder to a Subsidiary of the Company. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

                  (e) Survival. Notwithstanding anything to the contrary contained in this Agreement, the provisions of Sections 4, 5, 6, 7, 8, 11 and 12 hereof shall survive the termination or expiration, for any reason, of this Agreement.

                  (f) Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

                  (g) Severability. Any term or provision of this Agreement that is invalid, illegal or unenforceable in any situation in any jurisdiction shall not affect the validity, legality or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If such invalidity, illegality or unenforceability is caused by length of time or size of area, or both, the otherwise invalid provision shall be, without further action by the parties, automatically amended to such reduced period or area as would cure such invalidity, illegality or unenforceability; provided, however, that such amendment shall apply only with respect to the operation of such provision in the particular jurisdiction in which such determinations is made.

                  (h) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Florida, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

                  (i) Jurisdiction; Venue. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any Florida state or federal court sitting in the City of Tampa, Florida, and each party hereby irrevocably accepts and consents to the exclusive personal jurisdiction of those courts for such purpose. In addition, each party hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any judgment entered by any court in respect thereof brought in any state or federal court sitting in the city of Tampa, Florida, and further irrevocably waives any claim that any action or proceeding brought in any such court has been brought in an inconvenient forum.

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                  (j)      Waiver of Trial by Jury. IN ANY ACTION OR PROCEEDING
ARISING HEREFROM, THE PARTIES HERETO CONSENT TO TRIAL WITHOUT A JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY HERETO AGAINST THE OTHER OR THEIR SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, REGARDLESS OF THE FORM OF ACTION OR PROCEEDING.

                  (k) Interpretation. The parties hereto agree that this Agreement is the product of negotiation between sophisticated parties and individuals, all of whom were represented by or had an opportunity to be represented by counsel, and each of whom had an opportunity to participate in and did participate in, the drafting of each provision hereof. Accordingly, ambiguities in this Agreement, if any, shall not be construed strictly or in favor of or against any party hereto but rather shall be given a fair and reasonable construction.

                  (l) Counterparts; Facsimile Execution. This Agreement may be executed and delivered (i) in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument, and/or (ii) by facsimile, in which case the instruments so executed and delivered shall be binding and effective for all purposes.

                            [SIGNATURE PAGE FOLLOWS]

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         IN WITNESS WHEREOF, the Company and the Consultant have executed this
Agreement as of the date first written above.

COMPREHENSIVE HEALTH MANAGEMENT, INC.           CONSULTANT

By:    /s/ Todd S. Farha                         /s/ Ruben Jose King-Shaw, Jr.
      ------------------------------------      -------------------------------
      Name: Todd S. Farha                       Ruben Jose King-Shaw, Jr.
      Title: Chief Executive Officer
             & President

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                                    EXHIBIT A

                                    SERVICES

Consultant will perform functions similar to those typically performed by a Vice President of Government and Regulatory Affairs, as may be requested by the Company from time to time. Such functions may include, without limitation:

         - Oversight of policy development, including researching, monitoring and analyzing current and proposed federal and state legislation and regulatory changes, and identifying, analyzing and making recommendations regarding key legislative issues.

         - Oversight of federal and state government affairs activities, including interaction with CMS, state legislative leaders and other appropriate government leaders in connection with legislative issues relevant to the managed care market.

         - Communication with and education of members of the Company's management regarding government affairs matters and the Company's regulatory policies and compliance.

         - Involvement with preparation and oversight of regulatory audits.

The Consultant will provide periodic oral and written reports to the Company, as may be requested by the Company from time to time.

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